  Exhibit 10.20
ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of June 22, 2018 ("Execution Date"), by and between Super League Gaming, Inc., a Delaware corporation, on the one and (the "Purchaser" or "SLG"), and Minehut, a sole proprietorship, on the other hand ("Minehut" or "Seller"). The Purchaser and the Seller may be referred to collectively herein as the "Parties" and individually as a "Party."

RECITALS

WHEREAS, Seller desires to sell the tangible and intangible assets, and the services, listed in Exhibit A hereto, to Purchaser upon the conditions set forth in this Agreement; and

WHEREAS, Purchaser desires to purchase the assets, listed in Exhibit A hereto, of Seller upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective representations and warranties hereinafter set forth, and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I.
PURCHASE AND SALE; TRANSFER OF SERVICES AND RELATIONSHIPS; TECHNOLOGY MILESTONES; CONSULTING SERVICES.

1.1        Agreement to Purchase and Sell Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser will purchase from the Seller, all legal right, title and interest of the Seller in and to all of the assets specifically detailed in Exhibit A hereto (collectively, the “Assets”).

1.2        No Assumption of Liabilities. Purchaser shall not assume, and shall not be responsible for, any of the liabilities of Seller.

1.3        Total Purchase Price. The total purchase price to be paid by Purchaser for the Assets shall be One Hundred Thousand Dollars ($100,000.00) (the ''Purchase Consideration"), payable to Luke Chatton as follows:

(a)     $25,000.00 upon execution hereof.

(b)     $25,000.00 upon transfer of all services and relationships to SLG as outlined in Section 1.4 hereinbelow:

i.
To occur within first 7-14 days following execution of theAgreement

ii
period from June 30, 2018 to July 7, 2018 is carved out from this agreement for the purpose of the transfer of all services and relationships to SLG. SLG understands that no transfer activity will occur in this time frame and that the 7-14 days described in the preceding paragraph will apply to dates before and after the carved out period as necessary.

(c)     $30,000.00 upon reaching tech milestones outlined in Section 1.5 hereinbelow:

i.
This amount may be reduced by the Purchaser based on true cost of maintenance assessment

(d)     $20,000.00 in consulting and support fees payable to Luke Chatton as described in Section 1.6 hereinbelow and payable as follows:

(i)
July 15 , 2018 - $3,000.00

(ii)
August 15, 2018 - $3,000.00

(iii)
September 15, 2018 - $3,000.00 (iv) October 15, 2018 - $3,000.00

(v)
November 15, 2018 - $3,000.00 (vi) December 15, 2018 - $2,500.00

(vii)
January 15, 2019 - $2,500.00

1.4        Transfer of Services and Relationships. Seller shall effectuate the transfer of the following services and relationships to SLG, and upon doing so the payment referred to in Section 1.3(b) hereinabove shall be made:

(a)     Volunteer Staff - It is understood that as a result of the acquisition the volunteer staff may choose not to continue as volunteers. Luke Chatton will use best efforts to transition the volunteer staff to SLG oversight /management;

(b)     Vendors / Subscription Services;

(c)     Introductions to the user-base of Minehut via various means, including social and within systems and forums, using communications developed by SLG; and

(d)     Any other relationships not currently identified, but subsequently deemed necessary by SLG during the transfer process.

1.5        Technology Milestones. The following technology milestones shall be satisfied prior to the payment referred to in Section 1.3(c) hereinabove:

(a)     Technology knowledge transfer of web, infrastructure, and data repositories and systems to SLG's internal technology team, including Connor James, Kenny Goodin, and Catalin Ionescu;

(b)     Documentation delivered related to all Minehut services, code repositories and infrastructure:

(i)
This documentation  includes  a detailed 'operating runbook' of administrative , business and technology activities; and

(ii)
Training and escalation protocols for customer service.

(c)     User migration, including the importing of accounts into SLG systems.

(d)     Full transition shall be deemed achieved when SLG staff takes over maintenance of all Minehut related systems on a continuous basis for a period of twenty (20) calendar days. SLG and Luke Chatton will work in good faith to produce a joint time assessment as to how many hours of maintenance are (on average) required on a per day basis. This time assessment will impact the final payment installment as follows:

(i)
< l hour on average per day = $30,000.00, or full payment per Section1.5 hereinabove;

(ii)
>I but less than 2 hours on average per day = $20 ,000.00 payment;

(iii)
>2 but less than 3 hours on average per day= $10,00.00 payment; and

(iv)
>3 hours on average per day= no additional payment.

(e)      Maintenance activities included in the time assessment consist of the following:

(i)
Technical

(A)
24/7 Operational support

(B)
Maintenance checklist including adding/ updating plugins

(C)
Maintaining existing marketing /sales/growth activities

(D)
Administration and Communications

(ii)
Maintaining the staff/players community

(A)
Necessary customer service activities

1.6        Consulting Services. In order to receive the consulting fees per the schedule set forth in Section l.3(d) hereinabove, Luke Chatton shall be onsite at the SLG offices in Santa Monica until the technology milestones identified in Section 1.5 hereinabove are achieved. Upon the successful achievement of the technology milestones, Luke Chatton shall not be required to be onsite and agrees to respond to escalations within four (4) hours of being made by SLG to Chatton via email, or other means of communication, until the conclusion of the consulting period on January 31, 2019.

l. 7        Closing. The closing of the purchase and sale of the Assets (the "Closing") shall occur on June 22, 2018 at the offices of Purchaser, located at 2906 Colorado Ave., Santa Monica, CA 90404.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF SELLER.

2.1        Sole Proprietorship Status. Seller is a sole proprietorship owned and operated by Luke Chatton. Seller has full authority to execute and deliver this Agreement and perform the transactions contemplated hereby.

2.2        Actions. All actions and proceedings necessary to be taken by or on the part of Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with and subject to its terms.

2.3        No Defaults. Neither the execution, delivery or performance by Seller of this Agreement nor the consummation by Seller of the transactions contemplated hereby is an event that, of itself or with the giving of notice or the passage of time or both, will:

(a)     Violate or conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any contract, mortgage, indenture, agreement, lease or other instrument to which Seller is a party to orby which it is bound, or by which it may be affected, or result in the creation of any lien or encumbrance upon any of Seller's assets; or

(b)     Violate any judgment, decree, order, statute, rule or regulation applicable toSeller.

2.4        Breach. Seller is not in violation or breach of any of the terms, conditions or provisions of any contracts, lease, instrument, court order, judgment, arbitration award, or decree materially affecting the business of Seller, to which Seller is a party or by which it is otherwise bound, where the effect thereof would have a material adverse effect on Seller.

2.5        Approvals and Consents; Assignment of Contracts. To Seller's knowledge, no permit, license, consent, approval or authorization of, or filing with, any governmental regulatory authority or agency is required in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, except where its absence would not have a material adverse effect on the Assets.

2.6        Title to and Condition of Assets.

(a)      Seller has good, valid and marketable title to all of the Assets, free and clear of all liens, encumbrances and security interests of every kind or character.

2.7        No Broker or Finder. Seller has not employed or used the services of any broker or finder in connection with this transaction and Seller shall hold Purchaser completely free and harmless from the claims of any person claiming to have so acted on behalf of Seller.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1        Corporate Status. Purchaser is a corporation which is duly organized, validly existing, and in good standing under the laws of the State of Delaware. Purchaser is duly qualified to do business in each jurisdiction in which the character of and location of its assets or operations makes qualification to do business necessary. Purchaser has full corporate power to carry on its business as it is now being conducted and as proposed to be conducted and to own and operate its assets. Purchaser has full corporate power and authority to execute and deliver this Agreement and perform the transactions contemplated hereby.

3.2        Corporate Actions. All corporate or other actions and proceedings necessary to be taken by or on the part of Purchaser in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the obtaining of approval by the directors of Purchaser, have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with and subject to its terms.

3.3        No Defaults. Neither the execution, delivery or performance by Purchaser of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby is an event that, of itself or with the giving of notice or the passage of time or both, will:

(a)      Violate or conflict with the provisions of the articles of incorporation or bylaws of Purchaser;

(b)      Violate or conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any contract, mortgage, indenture, agreement, lease or other instrument to which Purchaser is a party to or by which it is bound, or by which it may be affected, or result in the creation of any lien or encumbrance upon any of Purchaser's assets, except for agreements, indentures and instruments related to the financing of the transactions contemplated by this Agreement; or

(c)      Violate any judgment, decree, order, statute, rule or regulation applicable to Purchaser.

3.4        Breach. Purchaser is not in violation or breach of any of the terms, conditions or provisions of its articles of organization, as amended, its operating agreement, as amended, or any indenture, mortgage or deed of trust or other contracts, lease, instrument, court order, judgment, arbitration award, or decree materially affecting the business of Purchaser, to which Purchaser is a party or by which it is otherwise bound, where the effect thereof would have a material adverse effect on Purchaser.

3.5        Approvals and Consents. All approvals and consents of entities not a party to this Agreement, legally and contractually required, have been obtained by Purchaser in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

3.6        Litigation. There are no lawsuits, judgments, arbitrations, administrative charges or other legal proceedings, claims or governmental investigations pending against, or to Purchaser's knowledge, threatened against the Purchaser relating to or affecting the execution, delivery or performance of this Agreement or the ability of Purchaser to perform its obligations under this Agreement.

3.7        No Broker or Finder. Purchaser has not employed or used the services of any broker or finder in connection with this transaction and shall hold Seller completely free and harmless from the claims of any person claiming to have so acted on behalf of Purchaser.

ARTICLE IV.
COVENANTS OF SELLER.

4.1        Representations and Warranties. Seller shall give detailed written notice to Purchaser promptly upon learning of any fact which (i) would render untrue in any material respect any of Seller's representations or warranties contained in this Agreement, or (ii) would cause Seller to fail to comply with its obligations hereunder in any material respect between the Execution Date and the Closing.

4.2        Consummation of Agreement. Seller shall use its best efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and cause the transactions contemplated by this Agreement to be fully consummated.

4.3        Restrictions. Prior to the Closing, and without the prior written consent of Purchaser, Seller shall not encumber or grant any security interest in any of the Assets.

ARTICLE V.
COVENANTS OF PURCHASER.

5.1        Representations and Warranties. Purchaser shall give detailed written notice to Seller promptly upon learning of any fact which (i) would render untrue in any material respect any of Purchaser' s representations or warranties contained in this Agreement, or (ii) would cause Purchaser to fail to comply with is obligations hereunder in any material respect between the Execution Date and the Closing.

5.2        Consummation of Agreement. Purchaser shall fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and cause the transactions contemplated by this Agreement to be fully consummated.

ARTICLE VI.
ITEMS TO BE DELIVERED AT THE CLOSING.

6.1        Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser the following:

(a)     All of the Assets specified in Exhibit A hereto; and

(b)     Such deeds, bills of sale, certificates of title, endorsements, assignments and other good and sufficient instruments of sale, conveyance and transfer and assignment in form and substance reasonably satisfactory to Purchaser sufficient to sell, convey, transfer and assign to Purchaser all right, title and interest of Seller in and to the Assets.

6.2        Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller the following:

(a)     Certified copies of resolutions, duly adopted and executed by the board of directors of Purchaser, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby.

(b)     A check, or wire transfer to Luke Chatton, in the amount of $25,000.00.

ARTICLE VII.
POST-CLOSING MATTERS.

7.1        Post-Closing Obligations. Purchaser shall make the remaining, and applicable, payments specified in Sections l .3(b)-(d) upon the completion by Seller, including Luke Chatton, of the requirements specified in Sections 1.4, 1.5 and 1.6.

ARTICLE VIII.
INDEMNIFICATION.

8.1        Indemnification by Seller. Seller shall indemnify, defend and hold Purchaser harmless from and against any and all liabilities or obligations arising with respect to the Assets up to the Closing. Further, Seller shall indemnify, defend and hold harmless Purchaser from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including reasonable attorney's fees and costs (collectively, "Losses") that Purchaser may incur or suffer, which arise, result from, or relate to: (i) any inaccuracy of Seller's representations and warranties contained in this Agreement or in any agreement, instrument or document entered into pursuant hereto or in connection with the Closing, or (ii) any breach of or failure by Seller to perform any of its covenants or agreements contained in this Agreement or in any agreement, instrument or document pursuant hereto or in connection with the Closing. Seller shall not have any liability under this Section 8.1 unless Purchaser gives written notice to Seller asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of one (1) year from the Closing.

8.2        Indemnification by Purchaser. Purchaser shall indemnify, defend and hold Seller harmless from and against any and all liabilities or obligations arising with respect to the Assets, excepting claims asserted after the Closing that relate to actions taken by Seller prior to the Closing. Further, Purchaser shall indemnify, defend and hold harmless Seller from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including reasonable attorney's fees and costs (collectively, "Losses") that Seller may incur or suffer, which arise, result from, or relate to: (i) any inaccuracy of Purchaser's representations and warranties contained in this Agreement or in any agreement, instrument or document pursuant hereto or in connection with the Closing, or (ii) any breach of or failure by Purchaser to perform any of its covenants or agreements contained in this Agreement or in any agreement, instrument or document pursuant hereto or in connection with the Closing. Purchaser shall not have any liability under this Section 8.2 unless Seller gives written notice to Purchaser asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of one (1) year from the Closing.

ARTICLE IX.
MISCELLANEOUS.

9.1        Termination of Agreement. This Agreement may be terminated at any time on or prior to the Closing: (a) by the mutual written consent of Seller and Purchaser; (b) by Purchaser at any time prior to Closing if Purchaser, prior to such date, determines in its sole discretion that the results of its due diligence investigation of Seller is in any way unsatisfactory. A termination pursuant to this Section 9.1 shall not relieve any Party of any liability it otherwise has for a breach of this Agreement. As a condition to any termination by Purchaser hereunder, all information and materials relating to the Assets and to which Purchaser obtained access during the negotiations leading to, or following, execution of this Agreement, and any other writings containing excerpts of such materials or information, and any or all copes thereof, shall be delivered to Seller.

9.2        Expenses. Each Party hereto shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation, accounting and legal fees incurred in connection herewith.

9.3        Further Assurances. From time to time prior to, on and after the Closing, each Party hereto will execute all such instruments and take all such actions as any other Party, being advised by counsel, shall reasonably request, without payment of further consideration, in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement , including without limitation the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby. The Parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

9.4        Construction. All signatories hereto agree that each of them and their respective counsel, and other advisors, has reviewed and had an opportunity to revise this Agreement and the exhibits hereto and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits hereto.

ARTICLE X.
DISPUTE RESOLUTION.

10.1       Direct Discussion. In the event of any dispute, claim, question, or disagreement arising out of or relating to this Agreement (a "Dispute"), the Parties involved in such Dispute shall use their best efforts to settle such Dispute. To this effect, management of the Parties involved shall consult and negotiate with each other in good faith to attempt to reach a just and equitable solution satisfactory to both parties.

10.2       Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of California.

10.3       Submission to Jurisdiction. The Parties irrevocably and unconditionally:

(a)     submit to the non-exclusive jurisdiction of the courts of the State of California, County of Los Angeles, and all courts of appeal from them; and

(b)     waive any objection they may now or in the future have to the bringing of proceedings in those courts and any claim that any proceedings have been brought in an inconvenient forum.

ARTICLE XI.
GENERAL PROVISIONS.

11.1       Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective representative, successors and assigns. No Party hereto may assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other Party, and any such attempted assignment or delegation without such consent shall be void. Seller agrees not to unreasonably withhold its consent to any assignment by Purchaser of its rights hereunder prior to Closing to a corporation or other entity controlled by Purchaser, provided that (a) such assignee will assume all obligations of Purchaser hereunder, without Purchaser being released, and (b) such assignment will not, in Seller's reasonable judgment, delay in any material way or make more doubtful the Closing.

11.2       Amendments; Waivers. The terms, covenants, representations, warranties and conditions of this Agreement may be changed, amended modified, waived, discharged or terminated only by a written instrument executed by the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such Party at a later date to enforce the same. No waiver by any Party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instance shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

11.3       Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (which shall include notice by telex or facsimile transmission) and shall be deemed to have been duly made and received when personally served, or when delivered by Federal Express or a similar overnight courier service, expenses prepaid, or, if sent by telex, graphic scanning or other facsimile communications equipment, delivered by such equipment, addressed as set forth below:

(a)     If to Seller, then to Luke Chatton, 11130 San Gabriel Way, Valley Center, CA 92082; and

(b)     If to Purchaser, then to: Super League Gaming, Inc.; 2906 Colorado Ave., Santa Monica, CA 90404; Attn: Ann Hand, CEO & President.

Any Party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section 11.3 providing for the giving of notice.

11.4       Captions. The captions of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

11.5       Entire Agreement. This Agreement and the other documents delivered hereunder constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof, and supersedes all prior agreements, understandings, inducements or conditions, express or implied, oral or written, relating to the subject matter hereof, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof.

11.6       Execution; Counterparts. This Agreement may be executed in any number of original or facsimile counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.

11.7       Time. Time is of the essence in complying with all stated dates and times.

11.8       Currency. A reference to ' US$' is a reference to the currency of the USA.

11.9       Related Party Transaction; Arms-Length Negotiation. For the avoidance of doubt, this Agreement has been negotiated at arm's-length between the Parties and, by their execution of this Agreement, has been unanimously agreed upon by both Seller and Purchaser.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their authorized signatories as of the date first written above.

PURCHASER:

SUPER LEAGUE GAMING, INC.,
     A Delaware corporation

     By:  /s/ Ann Hand
             Ann Hand
             CEO & President

SELLER:

MINEHUT,
    A Sole proprietorship

    By: /s/ Luke Chatton
           Luke Chatton

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

EXHIBIT A

LIST OF ASSETS

The tangible and intangible assets being sold to SLG consist of the following:

●
All Minehut assets, trademarks, IP and service relationships related to the development, infrastructure and support of the Minehut system

●
Discord servers

o
Public and staff

●
Twitter https://twitter.com/MinehutMC

●
OVH account (dedicated servers)

●
Domains:

o
Minehut.com

o
Minehut.gg

o
Minehut.me

●
Paypal Account (needs to be transferred as it holds active subscriptions)

●
Github org

●
Google Adsense

●
Google Analytics

●
Any other services not currently identified, but subsequently deemed necessary by SLG during the transfer process

EXHIBIT B

BILL OF SALE

FOR GOOD, ADEQUATE, AND VALUABLE CONSIDERATION, the receipt and sufficiency which is hereby acknowledged, the undersigned Minehut, a sole proprietorship ("Seller") , hereby grants, bargains, sells, transfers, conveys, and delivers to Super League Gaming , Inc., a Delaware corporation ("'Purchaser"), the following property:

I.
All tangible and intangible property listed in Exhibit A and in the Asset Purchase Agreement (collectively, the "Assets") attached hereto and incorporated herein in its entirety by this reference.

Seller warrants and represents that it is the lawful owner of all the Assets and that it has full legal right, power, and authority to sell and transfer the Assets. Seller further warrants and represents that the Assets are free from all liens, encumbrances, liabilities, and adverse claims of every nature and description and that Seller will warrant and defend the Assets against any and all lawful claims.

Dated: June 22, 2018

SELLER:

MINEHUT,
A sole proprietorship

By: /s/ Luke Chatton
       Luke Chatton

PURCHASER:

SUPER LEAGUE GAMING, INC.

By: /s/ Ann Hand
      Ann Hand
      CEO & President